Exhibit 99.1

Carbonite’s Board of Directors to Review Unsolicited Tender Offer from j2 Global

Stockholders Advised to Take No Action Pending Review

BOSTON, December 24, 2014 – Carbonite, Inc. (Nasdaq:CARB), a leading provider of cloud and hybrid backup and recovery solutions for businesses, today confirmed that j2 Global, Inc. has commenced an unsolicited tender offer to acquire all of the outstanding shares of Carbonite common stock at a price of $15.00 per share.

Consistent with its fiduciary duties, Carbonite’s Board of Directors, in consultation with its independent financial and legal advisors, will review the offer.

The Board intends to advise stockholders of its formal position regarding the tender offer within ten business days by making available to stockholders and filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Carbonite’s stockholders are advised to take no action at this time pending the review of the tender offer by the Company’s Board.

Deutsche Bank Securities Inc. is acting as financial advisor to Carbonite and Sidley Austin LLP is acting as legal advisor.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on expectations, beliefs and assumptions of management as of such date. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Carbonite’s control. Carbonite expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Carbonite, as well as Carbonite’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Carbonite’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Carbonite’s press releases and additional information about Carbonite are available at www.carbonite.com.

About Carbonite

Carbonite (Nasdaq:CARB) is a leading provider of cloud and hybrid backup and recovery solutions for businesses. Carbonite offers a comprehensive suite of affordable services for data protection, recovery and anywhere, anytime access. More than 1.5 million customers, including 50,000 small businesses, trust Carbonite’s secure, easy-to-use cloud backup solutions and award-winning U.S.-based customer support. For more information, please visit Carbonite.com, connect with us on Twitter @carbonite or visit our Facebook page.

Important Additional Information

Carbonite’s stockholders are strongly advised to carefully read Carbonite’s solicitation/recommendation statement, when it becomes available, regarding the tender offer referred to in this press release, because it will contain important information. Free copies of the solicitation/recommendation statement, which will be filed by Carbonite with the Securities and Exchange Commission (the “SEC”), will be available at the SEC’s website at www.sec.gov, or at Carbonite’s website at www.carbonite.com or by writing to Carbonite at 2 Avenue de Lafayette Boston, MA 02111, Attention: Corporate Secretary.

CONTACT:

Investor Relations Contact:

Emily Walt

617-927-1972

investor.relations@carbonite.com

Media Contact:

Megan Wittenberger

617-421-5687

mwittenberger@carbonite.com